PRESS RELEASE


SI FINANCIAL GROUP, INC. ANNOUNCES DATE OF ANNUAL MEETING


Willimantic, Connecticut--January 18, 2006--SI Financial Group, Inc. (Nasdaq:
SIFI) today announced that its annual meeting of stockholders will be held at the Savings Institute Training Center, 570 Windham Road (Route 6), North Windham, Connecticut on Wednesday, May 3, 2006 at 9:00 a.m.

SI Financial Group, Inc. is the parent company of Savings Institute Bank & Trust Company. Savings Institute Bank & Trust Company is headquartered in Willimantic, Connecticut with sixteen other branches in eastern Connecticut. The Bank is a full service community-oriented financial institution dedicated to serving the financial needs of consumers and businesses within its market area.


CONTACT:

SI Financial Group, Inc.
Sandra M. Mitchell, 860-456-6509
Vice President, Director of Corporate Communications